Filed Pursuant to Rule 424(b)(3)
Registration No.:  333-166321

CAMPBELL GLOBAL TREND FUND, L.P.

SUPPLEMENT DATED APRIL 1, 2012 TO THE
PROSPECTUS AND DISCLOSURE DOCUMENT DATED JANUARY 6, 2012

This Supplement updates certain information contained in the Prospectus and Disclosure Document dated January 6, 2012, as supplemented from time-to-time (the “Prospectus”) of the Campbell Global Trend Fund, L.P. (the “Fund”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.

1.
The General Partner, pursuant to the Fourth Amended and Restated Agreement of Limited Partnership entered into with the Fund on April 1, 2012, has agreed to remove the 1% General Partner Fee payable by the Fund to the General Partner effective April 1, 2012.

2.	This Supplement supersedes and replaces all references in the Prospectus dated January 6, 2012 to the 1% General Partner Fee.

3.
Taking into consideration the removal of the 1% General Partner Fee, the total annualized expenses for the Fund are expected to be 5.50% for Class A Units, 5.35% for Class B Units, 3.60% for Class C Units, 3.35% for Class D Units, and 2.85% for Class E Units (as opposed to 6.60% for Class A Units, 6.35% for Class B Units, 4.60% for Class C Units, 4.35% for Class D Units, and 3.85% for Class E Units), as reported in the break-even table on page three (3) of the Prospectus.

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All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

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THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

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CAMPBELL & COMPANY, INC.
General Partner